EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Adams Golf, Inc.:

We consent to incorporation by reference in Registration Statement No. 333-112622 on Form S-8 of Adams Golf, Inc. of our report dated March 1, 2007 relating to the consolidated balance sheets of Adams Golf, Inc. and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule for each the years in the three-year period ended December 31, 2006, which report is included in the December 31, 2006 Annual Report on Form 10-K of Adams Golf, Inc.

/s/ KBA GROUP LLP
Dallas, Texas
March 13, 2007